Exhibit 10.1
AGREEMENT AND GENERAL RELEASE
     Celanese Corporation, its Subsidiaries and its Affiliates, (“Employer” or “Company”), 1601 West LBJ Freeway, Dallas, Texas 75234 and John J. Gallagher III, his heirs, executors, administrators, successors, and assigns (“Employee”), agree that:
1.	Last Day of Employment (Separation Date). The Employee’s last day of employment with the Company will be March 31, 2009 (the “Separation Date”).
2.	Consideration. In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer and Employee agree:
a. Voluntary Resignation. Employee agrees to voluntarily resign from the Employer effective on the Separation Date. Effective as of the close of business on such Separation Date, Executive will resign from all positions he holds as a corporate officer of the Company (including without limitation any positions as an officer, employee and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, internal committee positions).
b. Separation Pay. Pursuant to the terms of Employee’s Amended and Restated Employment Agreement dated July 26, 2007 and executed on September 24, 2007, the Company will pay an amount equal to his current annual base salary plus target bonus, for a total payment of $1,215,000, less any lawful deductions. Such amount shall be paid in installments as follows; (i) the first installment in the amount of $607,500 (representing 50% of the total payment) will be paid immediately upon the commencement of the “payment period”, and (ii) the remaining $607,500 will be paid in thirteen (13) substantially equal (bi-weekly) installments that begin upon the commencement of the “payment period”. For purposes of this Section 2(b), the “payment period” shall mean the period beginning on the earlier of (i) October 1, 2009, or (ii) the date which is six (6) months and one day following the Separation Date, whichever is applicable, subject to execution of this Agreement.
c. Bonus. Employee will be eligible to receive a bonus payout for 2008, and a prorated bonus payout for 2009, under the same terms and conditions, and will be paid at the same time as other similarly situated executives who receive a bonus payout for these performance years. The bonus payout for 2008 will be based on a combination of Company performance (35% weighting) plus the Acetyl Intermediates Division performance (65% weighting). The Employee’s individual performance modifier will be 1.0. The 2008 bonus payout will be $360,194.00, minus lawful deductions. The 2008 bonus payout will be paid to the Employee during the 2009 calendar year but in no event later than March 15, 2009. The Employee will be credited with at least 3 full months of service when determining the prorated bonus payout for 2009. The 2009 bonus payout will be paid to the Employee during the 2010 calendar year but in no event later than March 15, 2010. The prorated 2009 bonus payouts will be based entirely on Company performance over the course of the full 2009 calendar year and will be weighted based on the following percentages: Acetyl Intermediates Division (65%) and Company (35%). The 2009 prorated bonus will be based on Employee individual performance modifier of 1.0.

d. Equity Awards. In addition to the Time Options and Performance Options that previously vested under the Employee’s Nonqualified Stock Option Agreement dated August 31, 2005, under the terms of such agreement the Employee will, on the Separation Date vest in 58,400 unvested Time Options. In addition, as to his remaining 109,500 Performance Options, the Company agrees that the performance targets for such Performance Options for the period ending December 31, 2008, under the terms of the Employee’s Nonqualified Stock Option Agreement dated August 31, 2005, have been achieved. Once vested, all Time Options and Performance Options shall be exercisable by the Employee through March 31, 2010.
Pursuant to the terms of the Employee’s Nonqualified Stock Option Agreement dated July 25, 2007, the 12,000 stock options that vested on January 1, 2009, shall be exercisable by the Employee through March 31, 2010. All remaining unvested stock options issued pursuant to the Employee’s Nonqualified Stock Option Agreement dated July 25, 2007 shall be canceled on the Separation Date with no additional consideration.
e. Deferred Compensation Plan. With respect to the Deferral Agreement dated August 31, 2005 pursuant to the Celanese Corporation Deferred Compensation Plan, the Company has agreed that all Performance Targets were achieved for the 2008 calendar year and that the Employee (i) vested in the Performance Account in the amount of $1,822,000 on December 31, 2008, which will be paid by the Company no later than March 13, 2009, and (ii) will vest in the Tier II Time Account in the amount of $1,180,000 on the Separation Date, which will be paid by the Company on or before April 15, 2009.
f. Tax Equalization Policy. The Company agrees that the Tax Equalization Policies in effect during the Employee’s international assignment will continue to be in effect and applicable as to any compensation, awards, benefits or other taxable income provided to the Employee pursuant to the Agreement and General Release hereto.
However, such tax equalization payments shall be made no later than the end of the second taxable year of the Employee beginning after the taxable year of the Employee in which the Employee’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the second taxable year of the Employee beginning after the latest such taxable year in which the Employee’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates; provided, however, that where such payments arise due to an audit, such payments shall be made by the end of the Employee’s taxable year next following the Employee’s taxable year in which the Employee remits the related taxes.
g. Relocation & Repatriation Costs. Employer waives any obligation for the Employee to reimburse the Company for relocation costs paid by the Company. Employer will pay the standard costs to repatriate the employee and his family from Shanghai, China to Dallas, Texas, pursuant to Employee’s International Long Term Assignment Letter of Understanding dated July 27, 2007, but in no event will such eligible relocation costs be paid on behalf of the Employee, or be reimbursed directly to the Employee later than March 15, 2010.
Despite the foregoing, the Employer will continue to provide the current living accommodations to the Employee in the host country until at least July 1, 2009. The Employer agrees to provide a vehicle to Employee in accordance with the transportation provisions set forth in the Letter of

Understanding and the Addendum to Letter of Understanding, both dated July 27, 2007, through at least July 1, 2009.
h. Pension and 401(k) Plan Vesting. Employee is 100% vested in the Company cash balance pension and 401(k) plans.
i. Unused Vacation. Employee will be entitled to four (4) weeks vacation for 2009. The Employer will pay to Employee wages, minus lawful deductions, for any unused vacation for 2009 and any approved vacation carried over from 2008 under the standard procedure for calculating and paying any unused vacation to separated employees. The total number of vacation days paid is 20. Payment will be made within 30 calendar days following the Separation Date.
j. Company Benefit Plans. Healthcare & dental coverage will continue until the Separation Date, according to Employee’s current health & dental plan elections. All other normal company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will also continue through the Separation Date.
k. COBRA Reimbursement and Continued Medical Plan Coverage. As part of the Employee’s repatriation to the U.S., the Employee intends to elect coverage for himself, (and coverage for his currently enrolled family members), no later than 3/6/09, in one of the Employer’s self -insured Employer’s medical and dental plan options available for active employees, pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). The Employer shall reimburse the Employee for each monthly COBRA premium paid by the Employee for a period of twelve (12) months following the date of Employee’s separation, or through March 31, 2010, whichever is later.
From 4/1/09 through 6/30/09, and if Employee’s family maintains its primary residence in Shanghai, China, the Employer will reimburse the Employee the cost difference between In- Network and Out-of- Network eligible health care expenses incurred up to the annual out-of- pocket maximum. Such reimbursement shall occur within 30 days of Employer’s receipt of evidence of valid claims uncovered by the Out –of-Network Plans.
Following the expiration of the Employee’s COBRA coverage, the Employee may continue his coverage (and the coverage of those eligible family members who have exhausted their COBRA coverage) under the Employer’s medical plan for active employees until the Employee attains age 65 provided that the Employee pays each required monthly premium no later than the thirtieth (30) day of the calendar month for which such monthly premium is due. The required monthly premium for this continued medical plan coverage shall be the greater of (i) the monthly COBRA premium under the Employer’s medical plan for active employees or (ii) the monthly retiree premium under the Employer’s medical plan for retirees, as applicable to the type of coverage elected by the Employee for each month of the Employee’s continued medical plan coverage. This right to continue medical plan coverage beyond the COBRA coverage period shall terminate as of the first day of the calendar month for which the Employee fails to timely pay the required monthly premium in full.
k. Unemployment. Employer will not contest any unemployment claims made by the Employee.
l. Return of Company Property. Employee will surrender to Employer, no later than the Separation Date, all company materials, including, but not limited to laptop computer, phone, credit card, calling cards, etc. Employee shall be responsible for any credit card charges for personal items or for items not properly submitted for reimbursement under applicable Employer reimbursement policies.
m. Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.
3.	No Consideration Absent Execution of this Agreement. Employee understands and agrees that he would not receive certain of the monies and/or benefits specified in Paragraph “2” above, unless the Employee signs this Agreement and General Release on the signature page without having revoked this Agreement and General Release pursuant to Paragraph 15 below and the fulfillment of the promises contained herein.
4.	General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the Peoples Republic of China (PRC), U.K. and Germany, the Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement and General Release, relating to his employment with Employer including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the United Kingdom.

•	Any public policy, contract, tort, or common law.

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany.

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters;
provided, however, that such release shall not apply to (a) obligations of Employer under this Agreement and General Release; (b) vested benefits under Employer employee benefit plans; and (c) Employer’s indemnification obligations and obligations to cover Employee under directors’ and officers’ insurance.

5.	Affirmations. Employee affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should he or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.
6.	Confidentiality. Except as may be required by law, Employee and Employer agree not to disclose any information regarding the existence or substance of this Agreement and General Release, except to his spouse, tax advisor, and an attorney with whom Employee chooses to consult regarding his consideration of this Agreement and General Release.

Employee will continue to act in accordance with the terms and conditions set forth in Section 9 of his Amended and Restated Employment Agreement dated July 26, 2007 referring to confidentiality.
7.	Non-competition/Non-solicitation/Non-hire. Employee acknowledges and recognizes the highly competitive nature of the business of the Employer. Employee will continue to act in accordance with the terms and conditions set forth in Section 8 of his Amended and Restated Employment Agreement dated July 26, 2007 referring to non-competition.
8.	Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.
9.	Non-admission of Wrongdoing. The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
10.	Neutral Reference. If contacted by another organization, the Employer will only provide dates of employment and that the Employee voluntarily resigned from the Company.
11.	Non-Disparagement. Except as may required by law or in a truthful response to disparaging comments or communications by Employer, its employees or its directors, Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the

Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, his reputation and/or his business.

12.	Future Cooperation after Separation Date. After separation, Employer may make reasonable requests of Employee for assistance, and Employee agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after separation of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the separation date. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred, but in no event later than the end of the Employee’s tax year following the tax year in which the Employee incurs such time and expenses and such reimbursement obligation shall remain in effect for five years and the amount of expenses eligible for reimbursement hereunder during Employee’s tax year will not affect the expenses eligible for reimbursement in any other tax year.
13.	Injunctive Relief. Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by him of this Agreement and that monetary damages would be grossly inadequate. Accordingly, he agrees that in the event of a breach, or threatened breach by him of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.
14.	Review Period. Employee is hereby advised he has until April 3, 2009, or forty-five (45) calendar days, to review this Agreement and General Release and to consult with an attorney prior to execution of this Agreement and General Release. Employee agrees that any modifications, material or otherwise, made to this Agreement and General Release do not restart or affect in any manner the original forty-five (45) calendar day consideration period.
15.	Revocation Period and Effective Date. In the event that Employee elects to sign and return to the Company a copy of this Agreement, he has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement and General Release, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after the Employee signs this Agreement and General Release at which time the Revocation Period shall expire.
16.	Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
17.	Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

18.	HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE CLAIMS RELEASED BY THIS DOCUMENT THAT HE HAS OR MIGHT HAVE AGAINST EMPLOYER.
          IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

	EMPLOYEE	Celanese Corporation:

By:	/s/ John J. Gallagher III	By:	/s/ Michael L. Summers

	John J. Gallagher III		Michael L. Summers

Date: February 26, 2009		Date: March 5, 2009